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                                                                    EXHIBIT 10.4
                                                                    ------------

                                FIRST AMENDMENT
                                     TO THE
                       NEW CENTURY FINANCIAL CORPORATION
                 FOUNDING MANAGERS' INCENTIVE COMPENSATION PLAN
                   (Amended and Restated as of May 24, 1997)


     WHEREAS, New Century Financial Corporation (the "Company") maintains the New Century Financial Corporation Founding Managers' Incentive Compensation Plan (the "Plan") (capitalized terms shall have the meanings assigned to them in the Plan);

     WHEREAS, the Plan currently requires that Incentive Awards be paid to Participants in cash, and that Special Incentive Awards be paid to Participants in shares of Restricted Stock;

     WHEREAS, the Board of Directors desires to amend the Plan to give the Committee the discretion to allow a Participant to elect the form or forms of consideration, cash or Restricted Stock, in which the Participant would receive an Incentive Award or Special Incentive Award payment under the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. The following subsection (e) is hereby added to Section 4.2 of the Plan:

          "(e) Notwithstanding Sections 4.2(b) and (c), the Committee may, in
               its sole discretion, give any Participant the ability to elect, on such rules as the Committee may from time to time prescribe, to receive shares of Restricted Stock in lieu of cash for the amount of any Incentive Award (or portion thereof) to be distributed pursuant to Section 4.2(b) or (c). The amount of Restricted Stock to be issued with respect to an Incentive Award shall equal the portion of such award otherwise payable in cash that the Participant elects to receive in the form of Restricted Stock, divided by the Fair Market Value of a share of Common Stock as the last trading day of the financial accounting period for which the Incentive Award is being calculated. Restricted Stock issued or delivered pursuant to this Section 4.2(e) shall be evidenced and governed by a Restricted Stock Award Agreement in substantially the form attached hereto as Exhibit A, and shall be subject to the provisions of Sections 4.3(b) and 4.3(c) of this Plan. Only whole shares of Restricted Stock shall be issued; fractional shares shall be settled in cash. If a Participant who has received Restricted Stock for some or all of the Incentive Award payments made for a Performance Year under
               Section 4.2(c) is required to repay to the Company any amount pursuant to Section 4.2(d), the Committee may, in its sole
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               discretion, give the Participant the ability to elect to forfeit shares of Incentive Award Restricted Stock as partial or full payment of such amounts."

      2.  The following subsection (d) is hereby added to Section 4.3 of the
          Plan:

          "(d) Notwithstanding Section 4.2(a), the Committee may, in its sole discretion, give any Participant the ability to elect, on such rules as the Committee may from time to time prescribe, to receive cash in lieu of Restricted Stock for the amount of any Special Incentive Award (or portion thereof) to be distributed pursuant to Section 4.3(a).

      3. The preceding amendments shall be effective immediately, and shall apply to the 1997 Performance Year.


          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of March 19, 1998.


                                         NEW CENTURY FINANCIAL CORPORATION



                                         By: /s/ BRAD A. MORRICE
                                                 ----------------------------
                                                 Brad A. Morrice

                                         Its:    President